Our responsibility.
We take particular responsibility for promoting the protection of the environment and the climate
Share of total promotional business volume as of December 31, 2011: 32%
Our main activities comprise:
Promotion of small and medium-sized enterprises, business founders, start-ups and self-employed professionals
Provision of housing-related loans and grants as well as financing for education to private individuals
Financing for infrastructure projects, primarily for municipalities, and global funding to other German regional development agencies and financial institutions
Export and project finance
Promotion of developing and transition countries
Our credit quality.
Rating agency Short-term rating Long-term rating Outlook
Fitch Ratings F1+ AAA Stable
Moody’s P-1 Aaa Stable
Standard & Poor’s A-1+ AAA Stable
Ownership Structure
80%
20%
Federal Republic of Germany
German federal states
KfW – A two minute guide.
KfW at a glance.
The development agency of the Federal Republic of Germany, established in 1948 as a public law institution
Exempt from corporate taxes and from the requirements of the German Banking Act
Regulated by the “Law Concerning KfW”
Supervised by the German Federal Ministry of Finance in consultation with the Federal
Ministry of Economics and Technology
Explicit and direct statutory guarantee and institutional liability of the Federal Republic of
Germany
Our financial performance.
(consolidated financial statements prepared in accordance with IFRS as adopted by the EU; capital ratios are calculated on the basis of the German Banking Act)
EUR in millions, as of December 31 2011 2010 2009
Total promotional business volume 70,390 81,351 63,867
Operating result before valuation 1,869 2,302 2,198
Consolidated profit 2,068 2,631 1,127
Total assets 493,337 440,280 400,305
Equity 17,847 15,784 13,121
Tier 1 ratio 15.4% 12.4% 9.4%
Total capital ratio 17.8% 14.7% 11.7%
Filed pursuant to Rule 433
Registration No. 333-174268
The following information is dated 27April 2012 and has not been subsequently updated. No person other than KfW has been authorized to use or distribute this document.
* A rating is not a recommendation to buy, hold or sell the securities.  Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.
The Law Concerning KfW expressly provides that the Federal Republic of Germany guarantees all existing and future obligations of KfW in respect of money borrowed, bonds and notes issued and derivative transactions entered into by KfW, as well as obligations of third parties that are expressly guaranteed by KfW (Law Concerning KfW, § 1a).

st
pillar
KfW is one of the largest regular borrowers in international capital markets.
We are committed to a responsible issuance strategy focusing on the liquidity and stability of our bonds.
KfW – A two minute guide.
Benchmark Programmes (EUR & USD)
Global format - SEC registered
Target size: 3 - 5 billion
Benchmark maturities: e.g. 3y, 5y, 10y
Our funding strategy and instruments.
0
10
20
30
40
50
60
Benchmark Public Private
2009
2010
2011
Issuance by instruments (in %).
Where to find out more.
about KfW Bankengruppe: www.kfw.de
about KfW’s SEC-registered securities and company information: www.sec.gov/edgar.shtml
Subscription to KfW’s e-mail US-newsletter under: www.kfw.de/us-investors
How to contact us.
Dr. Frank Czichowski Treasurer + 49 69 7431-2165 frank.czichowski@kfw.de
Horst Seissinger Head of Capital Markets + 49 69 7431-2048 horst.seissinger@kfw.de
Petra Wehlert Head of New Issues Public Bonds + 49 69 7431-4650 petra.wehlert@kfw.de
Alexander Liebethal Head of New Issues Private Placements + 49 69 7431-4656 alexander.liebethal@kfw.de
Dr. Bernd Siegfried Head of Investor Relations + 49 69 7431-4236 bernd.siegfried@kfw.de
Other Public Bonds
Strategic non-core markets:
AUD, CAD, GBP, NOK, NZD, SEK
Niche markets: BRL, TRY, ZAR...
Complementary issues in EUR & USD
fixed or floating rate, callables
EMTN or Global format
Private Placements*
Tailor-made structured notes
Flexible in currency, structure, and
maturity
EMTN or US-MTN format
• Term used here in the commercial sense to refer to
sales to a specific investor or a limited number of
investors.
2
nd
pillar 3
rd
pillar
Funding volume (EUR in billion)
79.7 76.4 74.7
0
10
20
30
40
50
60
70
80
2009 2010 2011
Issuance by currencies (in %).
0
10
20
30
40
50
60
EUR USD AUD GBP NOK JPY Others
2009
2010
2011
KfW’s US-MTN Program.
Program volume: USD 10 billion
Targeted investors: US-domiciled investors
Currencies: USD and other major currencies
Governing law, forum: German law, Frankfurt am Main,
Germany
Listing: None
Registered with the SEC
Fact Sheet
•
•
•
•
•
•
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. KfW’s prospectus supplement relating to the US MTN Program is available through the following link:
http://www.sec.gov/Archives/edgar/data/821533/000104746911005439/a2204273z424b3.htm , KfW’s base prospectus relating to SEC-registered notes is available through the following link:
http://www.sec.gov/Archives/edgar/data/821533/000104746911005435/a2204267z424b3.htm . Alternatively, the issuer will arrange to send you the prospectus, which you may request by calling collect 1800 292 0049 (for the operator) and then 069 7431 22 22  (for KfW's Investor Relations Team) or by emailing investor.relations@kfw.de.
•
•
•